Exhibit 99.1

9 Meters Biopharma Announces Positive Preclinical Data for NM-102, a Gut Microbiome Modulator in an Immune Checkpoint Inhibitor Failure Model

–NM-102, a novel next-generation microbiome modulator, shows positive effect in an aggressive immune checkpoint inhibitor failure melanoma model
–IND-enabling planning underway

RALEIGH, NC, November 16, 2020 – 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, today announced preliminary results from a collaboration with Gustave Roussy, Villejuif, France (a 14-months research project initiated in March 2019), using NM-102, a novel peptide that modulates intestinal permeability and the gut microbiome.

“We are pleased to show through this collaboration how our novel peptide, NM-102, can fit within the complex interactions of the gut microbiome and immunosurveillance. We intend to continue to advance research in this space to better understand this promising area of immunomodulation via the gut,” said Patrick H. Griffin, M.D., chief medical officer of 9 Meters Biopharma.

NM-102 is a long-acting, degradation-resistant peptide, believed to be gut-restricted, and presumed to prevent gut microbial metabolites and antigens from trafficking into systemic circulation. The researchers found that NM-102 was effective alone or when combined with immune checkpoint inhibitors (ICIs) in a pre-clinical transgenic mouse model of spontaneous aggressive skin melanoma. Furthermore, the combination of NM-102 with ICIs improved survival compared to ICIs alone.

The work focused on intestinal microbiome dysbiosis and its effects on responses to chemotherapy and ICIs, such as CTLA-4- and PD-1-based immunotherapies, thought to be attributed to abnormal gut microbial composition.

The researchers used preclinical oncology models to understand how the therapeutic effect of ICIs, such as antibodies to CTLA-4 and PD-1, is modulated by preventing bacterial antigens, toxins and certain metabolites from interacting with the host immune system. This transgenic mouse model is an aggressive melanoma tumor model that only responds to the combination of ICIs, such as anti-PD-1 and anti-CTLA-4.

The Company intends to move forward with an IND-enabling pathway to further develop NM-102.

About 9 Meters Biopharma 9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease. For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

About Gustave Roussy Institut Gustave Roussy, leading cancer centre in Europe, covers the full range of expertise in the world of oncology and is totally committed to looking after patients. Its 3,100 professional staff are dedicated to patient care, research and teaching.

Exhibit 99.1
Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and U.S. election uncertainties and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company's recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended September 30, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577